Exhibit 99.1

PRESS RELEASE 8-08

Little Squaw Changes Name to Goldrich Mining Company

Spokane WA – May 14, 2008 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.44) (“Little Squaw” or “the Company”) is pleased to announce that all four resolutions presented to the shareholders were approved at the Company’s Annual General Meeting held earlier this month.

Shareholders approved the proposal recommended by the directors to change the name of the Company to Goldrich Mining Company.  The Company's name has been associated with the geographic area around Little Squaw Creek in Alaska since the Company's incorporation in Alaska in 1959. Today, however, the Company has expanded its mineral interests to other states and countries, and the directors believed it to be no longer appropriate for the Company's name to be limited by its historic beginnings.  The Company's primary business purpose is locating, exploring, and developing gold mining properties of all types in the Western Hemisphere.

Dick Walters, President of Little Squaw, said: “We felt a name change was appropriate because the use of the word “squaw” in the Company’s name is considered by many to be condescending to certain cultures. Also, because of negative connotations associated with that word, we have found it to be a distractive obstacle when discussing financing arrangements with investment banks and financial institutions. I see this as a very positive event for the Company.”

The name change will take effect after Amended Articles of Incorporation reflecting the name change are filed with the office of the Secretary of State of Alaska. Thereafter, the Company will receive a new trading symbol, which will be publicly conveyed at the time.

The shareholders also ratified the selection of DeCoria, Maichel and Teague, P.S. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and approved changes made to the Company's share incentive plan previously adopted in 2003; those changes are now set forth in the 2008 Equity Incentive Plan.

In addition, all eight directors were re-elected to the board: David Atkinson, Charles Bigelow, James Duff, Kenneth Eickerman, James Fish, William Orchow, William Schara, and Richard Walters.

Richard Walters, President of Little Squaw, wrote this news release; the Company is responsible for its contents. For additional information regarding Little Squaw, contact Susan Schenk, Manager of Investor Relations: telephone (509) 535-6156; e-mail ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

_______

Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.